For more information contact:

KinderCare Learning Centers, Inc.             Knowledge Learning Corporation
Jill Eiland, Senior Director of               Lisa Goldstein
  Public Relations                            (310) 570-4566
(503) 872-1519



Ref:  NR-15804

     KinderCare Learning Centers and Knowledge Learning Corporation Announce
                                Merger Agreement

(Portland, Ore.) - November 5, 2004 - KinderCare Learning Centers, Inc. and Knowledge Learning Corporation jointly announced today the execution of a definitive merger agreement pursuant to which an affiliate of Knowledge Learning Corporation will acquire KinderCare. The buyer will pay approximately $550.3 million in cash for all outstanding equity of KinderCare and will assume or repay approximately $490 million of KinderCare's debt. The per share purchase price is determined by a formula that the parties estimate will result in a price of approximately $25.94 per share of KinderCare stock, $24.74 of which would be paid upon closing, and $1.20 of which would be placed in escrow for one year to satisfy indemnification obligations.

Upon completion of the transaction, the combined companies will have 1,980 centers, 461 before-and-after school programs, and 134 employer-sponsored child care centers in 39 states and the District of Columbia serving more than 200,000 children and their families and employing approximately 45,000 people.

The transaction was unanimously approved by the directors of KinderCare. Shareholders of KinderCare, including affiliates of Kohlberg Kravis Roberts & Co. and Oaktree Capital Management, LLC, who currently own in excess of 90 percent of KinderCare's outstanding shares, are parties to the merger agreement.

Thomas A. Heymann, Chairman and CEO of Knowledge Learning Corporation, said, "This merger brings together the finest early childhood care and education companies in America. Our combined resources and trained employees will enable us to establish higher standards in the delivery of care that will help children enter school ready to learn and build a lifetime love of learning." Heymann will head the combined organization.

The transaction is conditioned on the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the receipt of third-party consents and governmental approvals, and other customary closing conditions. The transaction is not conditioned on the obtaining of financing or any stockholder vote and does not require a stockholder meeting. KinderCare and Knowledge Learning Corporation plan to complete the transaction by December 31, 2004.

About KinderCare

KinderCare Learning Centers, Inc. (www.kindercare.com), based in Portland, Oregon, is the nation's leading provider of early childhood education and care to children between the ages of six weeks and 12 years. KinderCare and its subsidiary Mulberry Child Care and Preschool operate a total of 1,230 early childhood education and care centers, serve approximately 118,000 children and their families, and employ more than 27,000 people. Included within KinderCare's 1,230 centers are 44 employer-sponsored centers. Additionally, KinderCare has 11 service contracts to operate before- and after-school programs.

In addition to its early childhood education centers, KinderCare's wholly owned subsidiary, KC Distance Learning, Inc., owns and operates a distance learning company serving teenagers and young adults in three business units: Keystone National High School, Learning and Evaluation Center, and iQ Academies.

About Knowledge Learning Corporation

Knowledge Learning Corporation is a leading provider of early childhood education programs and services operating under several names, including Children's Discovery Centers, Knowledge Beginnings, Magic Years and Children's World. Knowledge Learning Corporation's family of schools includes 750 community child care centers, 450 before- and after-school programs and 90 employer sponsored child care centers located in 32 states.

Forward-Looking Statements Notice

This release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among others, the timing (including any possible delays) and receipt of regulatory approvals (including any conditions, limitations or restrictions placed thereon), as well as the risk that one or more governmental agencies may deny approval of the transaction and other factors that may be referred to in the KinderCare reports filed with the Securities and Exchange Commission from time to time.


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